EXHIBIT 3.5

COMMONWEALTH OF PENNSYLVANIA
DEPARTMENT OF STATE
CORPORATION BUREAU

ARTICLES OF INCORPORATION

In compliance with the requirements of the Business Corporation Law, approved the 5th day of May, A.D., 1933, P.L. 364, as amended, the undersigned, all of whom are of full age desiring that they may be incorporated as a business corporation, do hereby certify:

1.   The name of the corporation is: [                  ], INC.

2.   The location and post office address of its initial registered office in this Commonwealth is: [                       ].

3.   The purpose or purposes of the corporation which shall beg organized under this Act are as follows:

to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under p this Act, being the Business Corporation Law approved May 5, 1933, P.L. 364, as amended, including but not limited to manufacturing, processing, researching, developing, owning, using:, and dealing in personal property of every class and description and acquiring, owning, using and disposing of real property of any nature whatsoever.

4.   The term of its existence is: Perpetual.

5.   The aggregate number of shares which the corporation shall have authority to issue is: 1,000 shares with no par value.

6.   The names and addresses of each of the incorporators and the number and class of shares subscribed by each are:

[                   ]

IN TESTIMONY WHEREOF, the incorporators have signed and sealed these Articles of Incorporation this              day of                         .